EXHIBIT 10.52
ITT CORPORATION
2003 EQUITY INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD
DEFERRAL ELECTION FORM
SEND TO: Attention: Vivian Houchens, The Newport Group, 3957 Westerre Parkway, Suite 401, Richmond, VA 23233, and retain a duplicate copy for your records.
To be effective, this Deferral Election Form must be delivered to The Newport Group on or before November 21, 2008.
SECTION 1 – DIRECTOR INFORMATION

Last Name	First Name	MI	Social Security Number

Mailing Address			Daytime Telephone

I understand that this Deferral Election Form relates to any grant of Restricted Stock Units that may be granted to me pursuant to the ITT Corporation 2003 Equity Incentive Plan (the “Plan”) on or about the date of the Regular Annual Meeting of Shareholders in 2009, for my services as an ITT Corporation (the “Company”) director (the “2009 RSU Award”). I further understand that, unless I make a deferral election as provided in Section 2 below, the distribution of any 2009 RSU Award (and any related dividend equivalents) that vests will be made in accordance with the terms of the governing Restricted Stock Unit award agreement. I further understand that any capitalized terms used in this Deferral Election Form, if not otherwise defined herein, will have the same meanings as provided in the Plan or the governing award agreement. Nothing contained herein shall be construed as requiring the Company to grant, or entitling any individual to receipt of, any Restricted Stock Unit award. If the Company does not make a 20009 RSU Award, this document shall automatically become null and void.
If you do not wish to defer any 2009 RSU Award, do not complete or deliver this form.
SECTION 2 – DEFERRAL ELECTION
I hereby elect to defer the payment of any 2009 RSU Award (and any related dividend equivalents) as set forth below. I understand that if no box is selected, then there will not be any deferral of the distribution of the Shares (and any related dividend equivalents) receivable upon the vesting of any 2009 RSU Award.
Except as otherwise provided in Section 3, I hereby elect that any 2009 RSU Award and related dividend equivalents that vests shall be settled (and any related dividend equivalents shall be paid) on the following date or event, rather than the vesting date set forth in any Restricted Stock Unit award agreement governing the award (check one):
☐	The date I separate from service as a Director for any reason.

☐	Upon the earlier of (i) the date I separate from service as a Director for any reason or (ii) , 20___(date selected cannot be earlier than the scheduled vesting date).
I understand that the 2009 RSU Award will be settled (and dividend equivalents will be paid) on the date or event specified above or as soon as practicable thereafter, but in all events will be settled and paid (i) if the settlement and payment date is separation from service, not later than 90 days after the date of separation from service or (ii) if the settlement and payment date is the specified date, not later than the last day of the calendar year in which the specified date occurs. I understand that in the event of my death prior to settlement of the 2009 RSU Award or payment of any related dividend equivalents, the 2009 RSU Award will be settled and any dividend equivalents will be paid to my designated beneficiary or, if no such designated beneficiary exists, to my estate.
I understand that during the period of any deferral pursuant to this Deferral Election Form, if a cash dividend is declared on the Shares, I shall be credited with a dividend equivalent in an amount of cash equal to the number of

Restricted Stock Units subject to this Deferral Election Form as of the dividend payment date, multiplied by the amount of the cash dividend paid per Share. Any such dividend equivalents shall be paid if and when the underlying Restricted Stock Units are settled pursuant to this Deferral Election Form (or any subsequent elections). Dividend equivalents shall not accrue interest.
I understand that, notwithstanding anything to contrary in this Deferral Election Form or in the Plan, to the extent permitted by Section 409A of the Code and any treasury regulations or other applicable guidance promulgated with respect thereto, the issuance or delivery of any Shares pursuant to this Deferral Election Form may be delayed if the Company reasonably anticipates that the issuance or delivery of the Shares will violate Federal securities laws or other applicable law; provided that delivery or issuance of the Shares shall be made at the earliest date at which the Company reasonably anticipates that such delivery or issuance will not cause a violation.
Subsequent Elections:
I understand that the Committee may permit me, pursuant to a subsequent deferral election, to further defer all of the amounts I have elected to defer pursuant to this Deferral Election Form, but that any such additional election shall be permitted only if and to the extent authorized by the Committee and, if permitted, shall be subject to such limitations and restrictions as the Committee may prescribe. Any such subsequent elections will be subject to the conditions set forth in Section 409A of the Code relating to subsequent elections, including the conditions that such subsequent elections (i) shall not take effect until at least 12 months after the date on which the subsequent election is made, (ii) shall provide for an additional deferral of the amounts subject to the subsequent election for a period of not less than five years from the date such amounts would otherwise have been settled and paid pursuant to the deferral election then in effect and (iii) must be made not less than 12 months before the date the Restricted Stock Units (and any dividend equivalents) would have been settled and paid pursuant to the deferral election then in effect. I further understand that if the Committee permits such subsequent election, any such subsequent election that I make will become irrevocable as of the deadline for making the subsequent election. If permitted, any such subsequent elections shall be made pursuant to a subsequent election form provided separately by the Company.
SECTION 3 – ACKNOWLEDGEMENT AND AUTHORIZATION
I acknowledge and agree that by electing to defer any 2009 RSU Award I am relinquishing any right to receive delivery of shares with respect to such 2009 RSU Award (and payment of any related dividend equivalents) until the date or event specified above.
I understand that this Deferral Election Form must be delivered to The Newport Group on or before November 21, 2008. I further understand that the election I make in Section 2 above becomes irrevocable on November 21, 2008 and may not be accelerated, revoked or modified except as otherwise permitted under Section 409A of the Code, and the Plan.
I agree that my successors in interest and my assigns and all persons claiming under me shall, to the extent consistent with applicable law, be bound by the statements contained herein and by the provisions of the Plan as they now exist and as they may be amended from time to time.
I have read and understand this Deferral Election Form and hereby authorize the Company to take all actions indicated on this form.

Date	Director’s Signature